Settlement Agreement

This Settlement Agreement is entered into as of this 30th day of November, 2002 by and between WTI (IL) QRS 12-36, Inc , an Illinois corporation (“Landlord”), on the one hand, and Westell, Inc., an Illinois corporation and Westell Technologies, Inc., a Delaware corporation (“Westell Technologies”). Westell and Westell Technologies are hereafter collectively referred to as the “Tenant”.

Recitals

On or about September 29, 1997, Landlord and Tenant entered into Lease Agreement (the “Lease”) for certain premises located at 750 North Commons Drive, Aurora, DuPage County, Illinois. The Lease is for a 20 year term commencing September 30, 1997 and ending, September 3, 2017.

The Lease requires Tenant to comply with certain financial covenants. The financial covenants are incorporated into the Lease through and described in Exhibit “E” to the Lease. Exhibit “E.” of the Lease also dictates the conditions under which modifications, amendments. or waivers to financial covenants will be binding on the Landlord.

Various disputes have arisen between Landlord and Tenant with respect to Landlord’s rights and Tenant’s obligations as the rights and obligations relate to Exhibit “E” of the Lease and to modifications, amendments, or waivers of certain financial covenants. These disputes are the subject of a lawsuit pending in the Circuit Court of the Eighteenth Judicial Circuit, DuPage County, Illinois, entitled WTI (IL) QRS 12-36, Inc. v. Westell, Inc, and Westell Technologies, Inc., Case No. 02 MR 288 (the “Lawsuit”).

The parties desire to resolve their disputes amicably and without further litigation.

THEREFORE, it is agreed as follows:

1.          Tenant shall pay to Landlord the sum of $625,000 in immediately available funds, to be paid upon execution and delivery of this Settlement Agreement.

2.          Upon receipt of the payment or $625,000, Landlord shall cause the Lawsuit to dismissed with prejudice and without costs, with each party to bear their own attorneys fees, and shall release and waive any and all claims, demands and causes of action Landlord now has or ever had against Tenant for breach of financial covenants under the Lease.

3.          In further consideration for the payment of $625,000, Landlord hereby waives, for a period of ten years, compliance with any financial covenants now or hereafter incorporated in the Lease by Exhibit “E” or otherwise, and waives the payment of any “Landlord’s Consideration” as defined in Exhibit “E”. The ten year waiver commence as of November 1, 2002 and will end on October 31, 2012. Anything to the contrary in the Lease notwithstanding, “Senior Lenders Consideration” under Exhibit “E” thereto shall not be construed at any time, past, present or future, to include the provision of credit enhancement, including but not limited to collateral or security, third party guaranties or 1etters of credit, in consideration for any modification, amendment or waiver of the Senior Lender’s financial covenants.

4.          Landlord and Tenant hereby reaffirm the Lease and their continuing rights and obligations thereunder, except as expressly modified herein.

5.          Nothing herein shall constitute or be construed as an admission of liability or fault of any kind on the part of either party hereto, this Agreement being entered into solely for the resolution of the disputed claims.

6.          This agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

In WITNESS WHEREOF, the parties hereto have caused this Settlement Agreement to be executed by setting their hands on the date noted above.

WTI (IL) (QRS) 12-36, Inc.
By:_____________________________________
Title:____________________________________

Westell, Inc.
By:_____________________________________
Title:___________________________________

Westell Technologies, Inc By:_____________________________________
Title:____________________________________